Exhibit 99.1

Chembio Diagnostics Announces Major New Tender Win and Certain Preliminary 2017 Financial Results

MEDFORD, N.Y. – February 8, 2018 (GLOBE NEWSWIRE) - - Chembio Diagnostics, Inc. (NASDAQ: CEMI) (“Chembio”), a leader in point-of-care diagnostic tests for infectious diseases, announced today that it has won a three-year tender from the Ethiopia Pharmaceuticals Fund and Supply Agency to deliver its HIV 1/2 STAT-PAK® Assay with a total contract value of $15.8 million. The contract was awarded through its distributor in Ethiopia. The Company expects shipments to begin during the second quarter of 2018.

Chembio also announced that revenue for full year 2017 is expected to be in the range of $23.7 million to $24.0 million. Cash and cash equivalents are estimated to be approximately $3.7 million as of December 31, 2017. These amounts are unaudited and preliminary. They also are subject to the Company’s management completing its customary closing procedures and the Company’s independent auditor completing the year-end audit for 2017, among other factors.

“We are pleased with the significant year-over-year growth that we achieved in 2017,” said John Sperzel, Chembio’s Chief Executive Officer. “In addition, we are excited about the business award in Ethiopia which represents the largest single tender in the Company’s history. Our investments in building Chembio’s global commercial infrastructure and the quality of our products were both critical to winning this business.”

About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets rapid diagnostic tests in the growing $8.0 billion POC testing market. The Company markets its products directly and through third-party distributors under the brand names: DPP®, STAT-PAK®, SURE CHECK®, and STAT-VIEW®.

Chembio has developed and patented the DPP® technology platform, which offers significant advantages over traditional POC lateral-flow technologies and provides the Company with a significant pipeline of business opportunities in the area of sexually transmitted disease, tropical and fever disease, and technology collaborations.

Headquartered in Medford, NY, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13485. Each of Chembio Diagnostic Systems Inc. and Chembio Diagnostics Malaysia Sdn Bhd is a wholly-owned subsidiary of Chembio Diagnostics, Inc.  For more information, please visit: www.chembio.com.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements, which are estimates only, reflect management’s current views, are based on certain assumptions, and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio’s ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio’s products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio’s expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio’s success are more fully disclosed in Chembio’s most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:

Gilmartin Group

Lynn Lewis

415-937-5402

Lynn@gilmartinIR.com

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